Exhibit 3.6

State of Delaware Secretary of State Division of Corporations Delivered 01:14 PM 10/28/2013 FILED 01:14 PM 10/28/2013 SRV 131240881 – 2660144 FILE

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP AND MERGER

OF

Zhen Ding Resources Inc., a Nevada corporation

WITH AND INTO

Zhen Ding Resources Inc., a Delaware corporation

October 28, 2013

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), the undersigned, the duly elected and acting President of Zhen Ding Resources Inc., a Delaware corporation (the “Company”), hereby certifies to the following information relating to the merger (the “Merger”) of Zhen Ding Resource Inc., a Nevada corporation (the “Subsidiary”), with and into the Company:

FIRST: The Company was incorporated in the State of Delaware on September 6, 1996.

SECOND: The Company owns all of the issued and outstanding shares of the capital stock of Zhen Ding Resources Inc., Subsidiary, which was incorporated in the State of Nevada on August 28, 2008.

THIRD: The laws of the jurisdiction of organization of Subsidiary permit the merger of a business corporation incorporated in that jurisdiction with a business corporation incorporated in another jurisdiction.

FOURTH: Subsidiary is hereby merged with and into the Company.

FIFTH: The board of directors of the Company duly adopted the resolutions attached hereto as Exhibit A in connection with the Merger, with the Company to be the surviving corporation (the “Surviving Corporation”).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Ownership and Merger as of the date first written above.

ZHEN DING RESOURCES INC.,
a Delaware corporation

By:	/s/ Wen Mei Tu
Wen Mei Tu, President

EXHIBIT A

RESOLUTIONS

THE MERGER

RESOLVED: That Subsidiary be merged with and into the Corporation (the “Merger”), with this Corporation being the surviving corporation of the Merger (the “Surviving Corporation”); that the effective time of the Merger (the “Effective Time”) shall be upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the Delaware; that the Corporation deems the Merger to be advisable and in the best interests of this Corporation; that at the Effective Time, the Surviving Corporation shall assume all of the Subsidiary’s liabilities and obligations, the identity, existence, rights, privileges, powers, franchises, properties and assets , and the identity and separate existence of Subsidiary shall cease and all rights, privileges, powers, franchise, properties and assets of Subsidiary shall be vested in this Corporation; and that the President of this Corporation (the “Authorized Officers”) be, and each of them acting individually hereby is, authorized in the name and on behalf of this Corporation to take any and all actions and to execute and deliver any and all documents, agreements, instruments or certificates and to do or cause to be done any and all other things as may in his judgment be necessary, desirable or appropriate in order to give effect to carry out the intent of this resolution, the execution and delivery of any such documents, instruments or certificate and the taking of any such action to be conclusive evidence that the same has been approved by this Corporation.

RESOLVED: That from and after the Effective Time and thereafter until amended as provided by law, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Corporation and the bylaws of the Surviving Corporation shall be the bylaws of this Corporation, as in effect at the Effective Time.

RESOLVED: That the preceding resolutions relating to the Merger may be rescinded by the Board of Directors at any time before the Effective Time.